Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	J. David Donahue
Executive Vice President-Corporate Relations,	Senior Vice President and President-U.S. Corrections and
The GEO Group, Inc.	Detention, & International Operations, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb, Ph.D.
Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.	Senior Vice President and President-GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President,
The GEO Group, Inc.

OTHER PARTICIPANTS
Kevin McVeigh	Kevin A. McClure
Analyst, Deutsche Bank Securities, Inc.	Analyst, Wells Fargo Securities LLC

Tobey Sommer	Andrew Berg
Analyst, SunTrust Robinson Humphrey, Inc.	Analyst, Post Advisory Group LLC

Mark W. Strouse
Analyst, JPMorgan Securities LLC

Management Discussion Section

Operator

Good day, and welcome to The GEO Group Fourth Quarter 2017 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead, sir.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s fourth quarter and full year 2017 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections & Detention.

This morning, we will discuss our fourth quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our investor website at investors.geogroup.com. Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the safe harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. We are pleased with our fourth quarter results by our diversified business units which achieved several important operational milestones during the past year. Our GEO Transport division transported more than 747,000 passengers while driving 19 million miles without any significant accidents or incidents.

GEO Corrections & Detention processed over 500,000 combined admissions and releases while managing an average daily population of more than 60,000 individuals in the U.S. And GEO Care served approximately 620,000 individuals while managing an average daily census of 193,000 program participants. So, on a daily basis, GEO serves more than 250,000 individuals through our diversified programs and facilities.

This past year, we doubled our annual expenditure from $5 million to $10 million to expand our GEO Continuum of Care department. It is headed by an Executive Vice President overseeing more than a dozen subject matter experts in offender rehabilitation as well as an entire division with dedicated case managers who provide post-release support services. We are pleased that our efforts in this important area of criminal justice reform have begun to attract national attention.

This past month, I was honored to represent GEO at the American Correctional Association Winter Conference where our GEO Continuum of Care received the Innovation in Corrections Awards. We’re extremely proud of this important recognition which was based on the implementation of our GEO Continuum of Care at the Graceville Correctional facility in Florida.

Since 2015, the facility has completed 900,000 hours of programming, awarded more than 2,900 program completions, and conducted approximately 8,400 individual cognitive behavioral sessions. The facility has also provided assistance to 617 post-release program participants with more than $400,000 in company funding being allocated for crucial community needs by those participants. These programs have also resulted in improved safety and security outcomes at the facility with a 42% reduction in grievances filed and a 45% reduction in major disciplinary reports.

Since the launching of this pilot program in 2015, we have now rolled out our Continuum of Care programs at 14 state correctional facilities and one federal correctional institution in the U.S. This past quarter, we also completed the development of the 1,300-bed Ravenhall Correctional Center in Australia, which we believe will have the most comprehensive rehabilitation program in the world. We believe our GEO Continuum of Care programs are having a positive impact in the lives of more than17,000 individuals in our care every day.

In line with these efforts, this past year we’ve also completed the acquisition of Community Educational Centers, considered a leading provider of re-entry and treatment services for $360 million. This important transaction further diversified our real estate portfolio in earnings and positioned us to expand our delivery of tailored real estate management and programmatic solutions. Today, we own or manage over 96,000 beds worldwide, making GEO the fifth largest unified correctional organization in the world.

Looking forward to 2018, even though we expect some headwinds related to rising interest rates, we remain optimistic about our future and growth prospects. Our core business remains stable and we believe our dividend is supported by a predictable operational cash flows and remains well within our guided payout ratio of 75% to 80% of AFFO. We have issued our initial financial guidance for the year which should provide assurance for the sustainability of our current dividend payout despite the expected interest rate headwind.

We are also currently pursuing several organic growth opportunities which could represent upside to our initial guidance. While several of these potential growth catalysts have experienced some delays partly due to the uncertainty surrounding the federal budget process, we remain optimistic about future prospects and are hopeful that these opportunities will materialize during 2018.

We also recognize that we can enhance our shareholders value with the repurchase of our common shares at times when we believe our stock is undervalued. For this reason, our board has authorized a stock buyback program of up to $200 million. We expect to implement this program with an opportunistic strategy that maximizes the expected returns for our shareholders and balances our capital needs. We believe the share repurchase program could be as much as $0.16 per share accretive to the bottom line if fully implemented at approximately our current share price.

Finally, I’d like to say a word about our work force. Every single day, more than 23,000 GEO employees make a difference in the lives of men and women entrusted in our care. Their dedication underscores our continued belief that as a company, we are at our best when we’re helping those in our care re-enter society as productive and employable citizens.

Now, I will ask CFO, Brian Evans, to review our results and guidance.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today, we reported our fourth quarter GAAP earnings per share of $0.30 and AFFO per share of $0.67 on quarterly revenues of $569 million. Our fourth quarter reflects better-than-expected results from our equity in earnings of affiliates, largely driven by a favorable tax settlement for our South African joint venture. While we had anticipated this benefit in our previously issued guidance, the effect of this item was $2 million to $3 million more than we had anticipated during the quarter.

Our fourth quarter results also reflect approximately $1 million in M&A-related expenses and $9.6 million net charge related to the re-measurement of our net deferred tax assets as a result of the recently enacted Tax Cuts and Jobs Act, which lowered the corporate tax rate from 35% to 21% at the federal level.

Excluding these items, we have reported adjusted earnings per share of $0.38. Compared to fourth quarter 2016, our fourth quarter 2017 results reflect several items including: the activation of the new ICE contract at our company-owned 780-bed Folkston, Georgia facility in January 2017; the issuance of 10.4 million shares of common stock on a post-split basis in March 2017; the refinancing of the term loan under our credit facility also in March 2017; and the acquisition of CEC which closed in April 2017.

Moving to our outlook for 2018, we have issued our initial guidance for the full year and the first quarter of 2018. We expect our full year net income attributable to GEO to be in a range of $1.27 to $1.37 on a full year revenue of approximately $2.3 billion. We expect our full year AFFO to be in a range of $2.40 to $2.50 per diluted share.

Our full year guidance for 2018 reflects several factors. First, our guidance reflects a year-over-year increase of approximately $10 million in higher net interest expense domestically. More than two-thirds of this increase is directly related to the expected rise in interest rates with the rest being attributable to higher overall average outstanding debt balances compared to 2017.

Our guidance also reflects revised pricing terms under the new 10-year contracts for our Big Spring, Texas facilities, which as we previously disclosed, began on December 1 of last year. As you may recall, those contracts were awarded under the Bureau of Prisons CAR 16 procurement, which was very competitive in nature since it restricted the award to no more than 3,600 beds. Our outlook does not presently assume the reactivation of our approximately 7,000 idle and underutilized beds which could represent upside to our initial guidance.

Finally, our guidance does not reflect any share buybacks under the share repurchase program we announced this morning. For the first quarter 2018, we expect total revenues to be in a range of $556 million to $561 million. Our first quarter 2018 net income attributable to GEO is expected to be in a range of $0.26 to $0.28 per diluted share. We expect AFFO for the first quarter 2018 to be between $0.55 and $0.57 per diluted share. In addition to the items impacting our full year guidance, compared to our fourth quarter 2017 results, our first quarter 2018 guidance reflects $0.03 to $0.04 in additional employment tax expense as a result of normal seasonality in unemployment taxes which are front-loaded in the first quarter of the year.

Looking at our liquidity position, we have approximately $560 million in available capacity under our revolving credit facility in addition to an accordion feature of $450 million under the credit facility. In terms of our uses of cash, our growth CapEx is expected to be approximately $103 million in 2018. We also have approximately $10 million in scheduled annual principal payments of debt.

Earlier this month, our board declared a quarterly cash dividend of $0.47 per share or $1.88 per share annualized. Our dividend payment is well within our guided payout range of 75% to 80% of AFFO and we believe it is supported by predictable operational cash flows.

As we disclosed earlier this year, our dividend payments for 2017 received more favorable tax treatment for our shareholders than in prior years and we expect the more favorable treatment for our dividend payments to continue in 2018 and future years.

Finally as George mentioned, we recognize that we can enhance value for our shareholders by buying back our stock at times when we believe our share price is undervalued. This morning, we announced that our board has authorized a stock buyback program of up to $200 million. We expect to implement this program opportunistically to maximize the returns for our shareholders and to balance our need for capital to pursue growth opportunities.

At this time, I’ll turn the call to Dave Donahue for a review of our GEO Corrections & Detention segment.

J. David Donahue

Senior Vice President and President-U.S. Corrections and Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian, and good morning everyone. Our GEO Corrections & Detention business unit achieved several important operational milestones during 2017. Our combined GEO facilities achieved operational excellence with the successful completion of more than 50 audits by entities such as the American Correctional Association or ACA, the National Commission on Correctional Healthcare, and several other entities.

During the year, 25 of our facilities company-wide received accreditation from ACA with an average accreditation score in excess of 99.8% and 18 of these facilities received a perfect accreditation score of 100%. Looking at our state segment, our eight state correctional customers have stable budgets and our facilities have been able to provide high quality services without being impacted by budgetary constraints.

Across these eight state customers, we have been expanding the delivery of our GEO Continuum of Care programs which have now been launched at 14 GEO state correctional facilities. We are excited about the opportunity to expand our relationships within those states and we also remain optimistic about the opportunity to partner with new states across the country.

Several states continue to face capacity constraints and many of our state customers are facing challenges related to older prisons, which need to be replaced with new and more cost-efficient facilities. In the states where we operate, the average age of state prisons range from approximately 30 years to 60 years. The State of Kansas recently awarded a contract for the development of a new 2,400- bed facility to replace the State’s oldest prison facility.

Similarly, the State of Wisconsin has discussed the potential development of a new facility to replace one of the State’s oldest prison facilities located in the Green Bay area, as well as other potential replacement facilities for some of the state’s oldest prisons. And the State of Vermont is also exploring a privately developed and financed option for a new correctional facility with up to 1,000 beds.

In Idaho, the Department of Corrections has issued a solicitation for up to 1,000 out-of-state beds. Proposals were submitted earlier this month and we expect an award decision during the second quarter. The State of Idaho has also recently entered into an emergency contract with GEO for the ability to house up to 250 inmates at our company-owned Karnes Correctional Center in Texas in the immediate term.

Moving to our federal segment, we have enjoyed a three decade long partnership with the federal government and we currently provide services for the BOP, ICE and U.S. Marshals Service. In Texas, we are developing a new 1,000-bed ICE processing center in the Houston area under a new 10-year contract we were awarded by ICE last year. The new center is expected to cost approximately $120 million and will be completed in the fourth quarter of this year with expected annualized revenues of $44 million.

As it relates to new opportunities, the BOP has two pending procurements for the housing of criminal alien populations. Under the CAR 19 procurement, the BOP expects to award up to 9,500 beds at existing facilities. The proposals were submitted last July with an award decision expected in late 2018. Under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned 2,355-bed Taft, California facility. We previously operated the facility for 10 years until 2007 and submitted our proposal last June to manage the facility under a new 10-year contract.

An award decision is expected from the BOP by the middle of this year. We are encouraged by recent DOJ directive regarding increasing population levels in private correctional facilities in order to relieve overcrowding in BOP-operated facilities. GEO has 7,000 idle or underutilized beds and is well-positioned to compete for future BOP opportunities.

Turning to ICE, 2017 was a transition year for the agency with a number of enforcement policy changes and a decline in border apprehensions during the first half of the year compared to 2016. During the second half of the year, crossings and apprehensions along the southwest border steadily increased and have currently normalized consistent with historical levels. ICE has a pending procurement for the management of their government-owned 700-bed Florence, Arizona processing center.Proposals were submitted last year and we are currently awaiting an award decision. ICE also has a solicitation for secure transportation services in the San Antonio, Texas area. Proposals were submitted last year with an expected award decision in the near future.

Last year, ICE also issued a request for information for facilities which could be existing or new sites to be located in the Detroit, Chicago, St. Paul, and Salt Lake City areas. On a combined basis, these facilities are expected to have up to 3,000 beds. We have submitted our proposed solutions and are awaiting additional guidance from ICE at this time. We believe that the timing of these ICE opportunities have been delayed in part due to the uncertainties surrounding the federal budget and appropriations process.

As you may be aware, the U.S. Congress has passed several short-term continuing resolutions this fiscal year starting last September. Last week, the Congress approved the two-year budget plan which increases the overall spending caps for non-defense discretionary funding by $131 billion over fiscal years 2018 and 2019. While there is a positive step towards bringing budget certainty for all federal agencies, the U.S. Congress has not yet approved the individual department and agency appropriations bills required to fund the government through the balance of the fiscal year.

Last week in tandem with the two-year budget agreement, the Congress also approved an additional short-term continuing resolution which funds the federal government through March 23. As with prior versions, the continuing resolution provides funds consistent with the prior fiscal year spending levels for ICE, but does not yet provide any additional new funding for the agency. As we’ve reported in the past, the House of Representatives had previously approved an appropriations mark-up for the Department of Homeland Security which included funding for 44,000 detention beds and 1,600 additional ICE officers, agents, and support staff. The previous House Appropriations mark-up for the Department of Justice included an increase of approximately $82 million for the U.S. Marshals and an increase of $61 million for the BOP.

As Congress works toward approval of the appropriation bills that will fund the government for the balance of fiscal year 2018 which ends on September 30, earlier this week the President released his budget request for the fiscal year 2019 which begins on October 1. The President’s proposed budget for fiscal year 2019 includes a funding request for ICE to support the hiring of 2,000 additional ICE law enforcement officers and 750 border patrol agents as well as a total of 52,000 detention beds, an increase of almost 13,000 beds over the funding levels under the current continuing resolution.

Moving to our international markets, we’re pleased to have completed the development and activation of the 1,300-bed Ravenhall Correctional Center in Australia on November 1 of last year. The $700 million project inclusive of a $90 million investment by GEO is expected to generate approximately $75 million in annual revenues based on the 1,000-bed occupancy level under a 25-year contract with Corrections Victoria. This important contract will provide for quarterly fixed payments for the operation of the facility plus a service-linked payment tied to the delivery of rehabilitation re-entry and recidivism reduction outcomes.

Growing inmate populations have created the need for additional capacity and other state jurisdictions in Australia. Two of our facilities in New South Wales, the Junee and Parklea Centers, are undertaking expansion projects totaling 680 and 650 beds, respectively, which are expected to be completed later this year. Finally, our joint UK venture submitted a proposal to the Scottish Government for the provision of court custody and prisoner escort services and we are awaiting the contract decision.

At this time, I’ll turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb, Ph.D.

Senior Vice President and President-GEO Care, The GEO Group, Inc.

Thank you Dave, and good morning, everyone. GEO Care had a very active year and we are pleased with the operational milestones achieved by our four divisions. Our GEO Reentry division completed the integration of the facilities and programs acquired from Community Education Centers, CEC, and we have overall been pleased with the integration of our new CEC facilities. We remain optimistic about our expanded reentry and treatment services platform following the acquisition of CEC. With this new expanded platform, we’ve already identified a number of new business opportunities and have submitted several proposals for residential and non-residential programs. These new potential projects represent more than $50 million in incremental annual revenue opportunity.

In terms of our Youth Services business, we continue to experience stable utilization rates across our facilities. Our Youth segment has been stable for the past couple of years after our team undertook a number of consolidation and marketing initiatives.

Moving to our BI electronic monitoring division, the utilization of our ISAP contract with ICE remain stable throughout 2017 after increasing rapidly in the preceding year. We expect the utilization of the program to remain stable in 2018. At the state and local level, BI continues to pursue a number of new business opportunities.

Finally, we remain very excited about our GEO Continuum of Care programs. Our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs with post-release support services. We have now implemented these enhanced programs in 14 state correctional facilities operated by GEO and also in our Rivers Correctional Institution which houses Washington, D.C. individuals on behalf of the Federal Bureau of Prisons.

On a combined basis, these facilities have completed over 11.7 million hours of Continuum of Care programming over the last two years. Our academic programs have averaged close to 12,000 daily participants and have awarded close to 4,500 high school equivalency degrees in that time period. The average daily attendance for our vocational courses totaled more than 24,000 participants leading to more than 15,000 vocational training completion and almost 4,000 individuals attended substance abuse treatment on a daily basis with more than 16,000 participants completing their substance abuse programs during that time span. We have also provided post-release support services to more than 1,200 individuals returning to their communities in the last few years and we believe we are already starting to see meaningful results and improved outcomes and reduced recidivism.

We believe these remarkable achievements are making a difference in the lives of the men and women who have been entrusted to our care. As George mentioned, we are incredibly proud to have recently received the Innovation in Corrections Awards from the American Correctional Association for the implementation of our GEO Continuum of Care at the Graceville Correctional Facility in Florida which was our pilot program. This prestigious award underscores our industry-leading position in the development and implementation of evidence-based rehabilitation practices and recidivism reduction programs.

We believe that our focus on improved rehabilitation and community reentry programs is in line with criminal justice and prison reform efforts being undertaken by government agencies to invest in meaningful rehabilitation and recidivism reduction. We expect our efforts to drive future growth opportunities across our diversified services.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are pleased with our financial performance during the year and the important operational milestones achieved across our diversified business units. Despite some headwinds associated with a rising interest rate environment, we believe our core operational cash flows remain stable and predictable.

Our management team is focused on capturing new growth and we remain optimistic about the demand for our services. We continue to carefully evaluate our capital allocation to create sustainable long-term value for our shareholders. We recognize that we can enhance shareholder value by opportunistically repurchasing our shares and, to that end, our board has authorized a $200 million stock buy back program.

We are proud of the continued success of our company. I’d like to thank all of our employees worldwide, their dedication and professionalism are unmatched and have allowed GEO to become the fifth largest corrections organization in the world and to be recognized by our customers as best-in-class.

We look forward to furthering our commitment to better the lives of those entrusted to us through our GEO Continuum of Care. We believe strongly that we are at our best when helping those in our care return into society as productive and employable citizens. So, we’re now happy to open the call to your questions.

Question And Answer Section

Operator

Thank you [Operator Instructions] And our first question will come from Kevin McVeigh of Deutsche.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Great. Thanks. Hey. Helpful as always. George or Brian, obviously, it seems like there’s a lot of optimism at the federal level that’s still kind of getting caught up in the budget process. Is there any way to think about those 7,000 beds what the probability would be when some of those start to come online? Or George, just any way – as you think about kind of 2018. I know we don’t have any of that in the guidance but is there any way to probability weigh what some of those beds coming online would look like as we think about the year?

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

A good portion of them could come online, I believe, in the second quarter. Given that two of the facilities, one BOP and one ICE, are presently operational facilities and would merely involve the transition to new management and all of that could take place in the second quarter. And I think the comment on our ICE facility that could be completed and opened I think in our third quarter, not the fourth quarter.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. And then just in terms of the buy back, obviously the stock is under valued. Any thoughts on – is there a certain – I mean the stock, even at current levels, looks pretty compelling. Any thoughts on – I know we don’t have any of that in our guidance, but just how we should think about that over the course of the year?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I think other than what we’ve said, we’ll look at the share price. And where we think it’s undervalued, we’re going to make some opportunistic repurchases. So, there’s reasonable chance that that may occur in the near- to mid-term.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

That’s helpful, Brian. And then just real quick, the interest expense on the – it sounds like two-thirds was rates, one-third higher average balance. What are the higher kind of average balances coming on?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I didn’t think during 2018 compared to 2017 you have obviously debt related to the CEC acquisition that’s now going to be out as for the full year. We’ve got borrowing to fund the growth of – or the completion of the Ravenhall – or not the Ravenhall, but the ICE facility in Texas and some other miscellaneous smaller projects, but that’s the bulk of it. So, I think it’s just an extra quarter of having the CEC-related acquisition debt outstanding and then the construction primarily related to that facility in Texas.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Awesome. Thank you, all.

Operator

The next question comes from Tobey Sommer of SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. Can you comment on what you’re seeing in terms of ICE detainee populations and then what your assumption is for the balance of the year in your guidance?

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think we said that last year was a transitional year where there was actually a decline in the census population because of the reduction in border crossings but in the first half of the year, that steadily increased in the second half and today we’re, I believe, higher than we normally are at this time of the year and we expect that to continue if not increase for the balance of the year.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. You mentioned that as early as 2Q perhaps some of your idle and under utilized beds could become more productive.

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I meant to – I think I said that some of the contracts we were referencing could be awarded in the second quarter and some of them are active operations presently and nearly require the assumption of new management which could take place in the second quarter. As far as CAR 19, for example, that wouldn’t be awarded till later on 2018.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

With the ICE RFI that’s out there in the funding request for increased beds and border patrol agents, et cetera, do you think that this RFI can bring to a formal RFP in that lengthy process is likely or inter governmental service agreement is probably a more likely mechanism for that to proceed forward?

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

I think on those, it would be an RFP process – on those particular locations. But additionally, ICE is still interested in building up its capacity and could enter into such agreement on an inter governmental basis.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

For locations apart from those...

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

Aside from those three.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. With respect to what you mentioned about Idaho and kind of emergency contract in the Karnes facility, when would the intake of inmates begin? And what’s the bottom line impact in 2018 of that?

J. David Donahue

Senior Vice President and President-U.S. Corrections and Detention, & International Operations, The GEO Group, Inc.

Tobey, this is Dave. We’ve already begun the receipt of additional Idaho residents, if you will, at our Karnes facility, so that intake process is underway.

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

This week.

J. David Donahue

Senior Vice President and President-U.S. Corrections and Detention, & International Operations, The GEO Group, Inc.

Yes.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And what is the financial impact of that?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

It’s 250 beds, so that’s probably an average per diem rate. I don’t know if we disclose the amount of revenue associated with that. And it’s only a four-month contract, but it has the ability to be extended month-to-month and that essentially gave them sometime as they roll through this RFP process on the 1,000-bed procurement.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Can the facility be profitable at that level or is that a drag at least initially at the 250-bed level?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, this is a facility that the Karnes Correctional Center already has some U.S. marshals in there, so it’s a little bit underutilized so we’re making use of incremental capacity at that facility.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Understood. And let me see, do you have any plans to adjust the floating versus fixed proportion of your debt? How do you think about that at this point? Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We will continue to monitor the interest rate environment and the forward curve and look at the swap rates. But at this time, we’re not looking to make any changes.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Last question from me and I’ll get back in the queue, what does the M&A pipeline look like? The company was able to consummate something in the early part of last year and just curious if there’s ongoing opportunity?

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

We’re always looking at things but, see – we acquired CEC last year and that was a fairly significant acquisition. I don’t think we’re looking at anything of that magnitude at this time. But certainly, some smaller ones.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much.

Operator

And next, we have a question from Mark Strouse of JPMorgan.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Yes. Hi. Good morning. Thanks for taking our questions. Most of our questions have been asked but just one that’s ISAP contract. So, I think you mentioned that you expect that to be stable during 2018. But can you share what you know about the ISAP 4 contract, when that could potentially be awarded, and is that an opportunity for potentially expanding the program?

Ann M. Schlarb, Ph.D.

Senior Vice President and President-GEO Care, The GEO Group, Inc.

The ISAP4 contract will be rebid late 2018, early 2019. And we have not yet heard from the government what that might look like and so we’ll be watching that closely.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Okay. Thanks. And then how should we think about just kind of at a high level the decision to announce this buyback versus potentially paying down some of the floating rate debt?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, on a cash flow basis, it actually improves the cash flows given that the dividend is approximately 9% to 10% and our floating rate debt is at about 3.5% to 4% right now. So, even with the projected increases in interest rates, I think it’s still cash flow beneficial to the company at the current prices and that’s obviously something that we’ll take into consideration as we look at when to opportunistically make repurchases.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Right. Okay. And then just lastly, are there any limitations on the buyback? Is there a window period that you have to get through here? Should investors maybe assume that this can begin immediately?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Just our normal corporate windows. Unless there’s a plan put in place which we haven’t done and we don’t currently plan to do, it will be one of our windows open which our window reopens 48 hours or two days after our press release.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Got it. Okay. Thank you very much. [Operator Instructions]

Operator

[Operator instructions] And our next question will come from Kevin McClure of Wells Fargo.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Good morning. Thanks for taking my question. This is for Brian. You guys have the buyback program now. You’re optimistic about some of the opportunities with the federal government. So, I’m curious what’s your appetite for additional greenfield development and how high would you be willing to take leverage in order to fund those projects?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, we still have the ATM if we need to fund projects with that. We have plenty of capacity on the revolver. So, we can easily handle another greenfield site of $100 million I think. And as we said, we’ll balance the stock repurchases with our other capital needs and capital outlays. Obviously, growth I think is the best use of that capital so that’s going to be the first choice.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Got it. Okay. And then following up on that, what would cause you to tap the accordion on your loan versus issuing bonds or putting the excess cash or the cash needs on your line? That’s it for me. Thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I don’t know that we have any plans to tap the accordion. I think it’s just a feature that’s there that’s maybe a little bit easier to access than bonds or redoing the credit facility. So, no specific intent to use it right now.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Got it. Thanks for the time.

Operator

And the next question comes from Andrew Berg of Post Advisory Group.

Andrew Berg

Analyst, Post Advisory Group LLC

Yes. Just going back on the stock repurchase, you note in the press release you got $120 million of availability under the revolver to make repurchases. I believe the bonds don’t have any significant restricted payments issues. Is there anything under the term loan that would further restrict your ability to repurchase stock or what is the amount you’re allowed to do under that term-loan agreement? I just don’t recall.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, the term loan is a part of the credit facility so the debt covenants are the same, so there is no differences.

Andrew Berg

Analyst, Post Advisory Group LLC

All right. So, the term loan and revolver cap you at the $120 million currently?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Those are consistent.

Andrew Berg

Analyst, Post Advisory Group LLC

Great. Thank you.

Operator

And this concludes our question and answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman of the Board, Chief Executive Officer & Founder, The GEO Group, Inc.

Thanks to everyone for joining us today. We look forward to addressing you in the next quarterly conference call.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.